EX-28.h.2.f.i

DFA INVESTMENT DIMENSIONS GROUP INC.

AMENDMENT TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER SIX

THIS AMENDMENT is an amendment to the Addendum Number 6 (the “Addendum”) made as of July 2, 2001 by and between DFA INVESTMENT DIMENSIONS GROUP INC. (“DFAIDG”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (f/k/a PFPC Inc.) (“PNC”). This Addendum is an addendum to the Administration and Accounting Services Agreement made as of June 19, 1989 by and between DFAIDG and PNC (the “Agreement”). The date of this Amendment is as of November 6, 2009.

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PNC to provide certain administration and accounting services pursuant to the Agreement, which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to revise the procedures relating to the provision of pricing information to Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	Schedule A to the Addendum (Remote Pricing Procedures) shall be amended and restated in its entirety in the form of the Amended and Restated Schedule A attached hereto.

2.	In all other respects, the Addendum shall remain unchanged and in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on                     .

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff Jeon
Name:	Jeff J. Jeon
Title:	Vice President

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Sr. Vice President

EXECUTION

AMENDED AND RESTATED SCHEDULE A

REMOTE PRICING PROCEDURES

Price Information shall be provided by PNC to Fidelity as follows:

(1) PNC will input the following information into its system and transmit it to Fidelity via Electronic Data Transfer by no later than 7:45 p.m. ET each Business Day: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund’s net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor (“mil rate”) and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information (collectively, “Price Information”).

(2) In the event that PNC is unable to update its system prior to 7:45 p.m. ET on a particular Business Day, PNC will call Fidelity via telephone, at 859-386-7131, and will then endeavor to send the Price Information via fax, in Fidelity’s format, to 859-4919167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as Fidelity may designate in writing to PNC from time to time, by no later than 7:45 p.m. ET.

(3) DFA has directed Fidelity to, upon receipt of the faxed Price Information, contact PNC by telephone in order to verbally confirm each individual Fund’s net asset value and the relevant pricing date. If PNC sent Price Information via fax and PNC does not receive such contact from Fidelity by 7:45 p.m. ET confirming the receipt of the fax, then PNC must call Fidelity by 7:45 p.m. ET.

(4) In the event that a fax machine is unavailable to either PNC or Fidelity prior to 7:45 p.m. ET, PNC shall provide Fidelity with the Price Information via a telephone call, and shall confirm such information via fax, as soon as practicable. Fidelity shall document the Price Information received by telephone, referencing PNC’s employee name, date and time.

(5)	In the event that a net asset value for a Fund cannot be determined prior to 7:30 p.m. ET, PNC shall attempt to contact one of the Vice Presidents of Investment Operations (currently, Tina LaRusso and Carmen Palafox) and/or the Chief Operating Officer (currently, Pat Keating) to determine the net asset value(s) to transmit to Fidelity via the methods outlined above. PNC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals. If PNC cannot reach any of such personnel prior to the deadline to transmit such instruction to Fidelity, PNC shall transmit to Fidelity by 7:45 p.m. ET the net asset value from the prior trading day for such Fund.

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